Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT is entered into effective as of July 14, 2026, by and between Pioneer State Bank, a Montana, a State-chartered bank (the “Bank”), and Phillip K. Willett (“Executive”).

RECITALS:

A.           Executive is the President and CEO of the Bank and is key to the continued successful management of the Bank.

B.            The Board (as defined herein) believes that it is in the best interests of the Bank (i) to provide assurances that the Bank will have the continued service of Executive notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 1.01), (ii) to diminish the distraction to Executive that may arise by virtue of the personal uncertainties and risks created by a threatened or pending Change of Control, and (iii) to encourage Executive’s full attention and dedication to the Bank currently and in the event of a threatened or pending Change of Control.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises, mutual agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
DEFINITIONS

1.01         Certain Definitions. As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

(a)           “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with the Bank. For these purposes, “control”(including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of an entity by reason of ownership of voting securities, by contract or otherwise.

(b)           “Agreement” means this Change of Control Agreement as amended from time to time.

(c)           “Bank” means Pioneer State Bank, and its successors and assigns.

(d)           “Board” means the Board of Directors of the Bank.

(e)           “Cause” means the termination of Executive’s employment pursuant to a Notice of Termination upon: (i) Executive’s breach of Executive’s fiduciary duty or commission of any material act of dishonesty or disloyalty or violation of law involving the Bank or Holding Company; (ii) Executive’s commission of a crime, the circumstances of which substantially relate to Executive’s employment duties with the Bank or Holding Company; (iii) Executive’s willful engagement in conduct which is materially injurious to the Bank or Holding Company; (iv) Executive’s failure to follow reasonable instructions from the Bank or the Board concerning the operations or business of the Bank or Holding Company or failure to satisfactorily perform Executive’s job duties; (v) Executive’s breach of any agreement between Executive and the Bank or Holding Company, including without limitation, any employment, non-disclosure, non-competition or non-solicitation agreement; (vi) Executive’s willful violation of any material written policies or procedures of the Bank or Holding Company (including without limitation any sexual harassment or misconduct policy); (vii) Executive’s misappropriation of funds or property of the Bank or Holding Company; (viii) Executive’s engagement in continuing and non-remedied substance abuse involving alcohol or drugs having an adverse effect on the performance of Executive’s services; or (ix) Executive’s attempt to obtain a personal profit from any transaction in which the Bank or Holding Company has an interest, and which constitutes a corporate opportunity of the Bank or Holding Company, or which is adverse to the interests of the Bank or Holding Company, unless the transaction was approved in writing by the Board after full disclosure of all details relating to such transaction. For purposes of this definition, no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive in bad faith.

(f)            “Change of Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(i)              any “person”(as such term is used in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Holding Company in the case of the Bank or any employee benefit plan sponsored or maintained by the Holding Company or the Bank, becomes, after the date hereof, the “beneficial owner”(as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or Holding Company representing fifty percent (50%) or more of the then-outstanding voting securities of the Bank or Holding Company;

(ii)             when, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this provision;

(iii)            the purchase of substantially all of the assets or merger, consolidation of the Holding Company or Bank by an entity other than a 50% or more owned affiliate of the Holding Company, except in the case of a transaction pursuant to which, immediately after the transaction, the holding Company’s shareholders immediately prior to the transaction, either directly or indirectly, own at least 60% of the combined voting power of the surviving entity’s then outstanding securities with respect to the election of the directors of such entity in roughly the same proportions as prior to the transaction; or

(iv)            Holding Company approves a plan of complete liquidation of the Bank or Holding Company or an agreement for the sale or disposition by the Bank or Holding Company of all or substantially all of the assets of the Bank or Holding Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Bank or Holding Company are acquired by: (1) a trustee or other fiduciary holding securities under one or more executive benefit plans maintained for executives of the Bank or Holding Company, or (2) any entity which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of Holding Company in the same proportion as their ownership of Holding Company stock immediately prior to such acquisition.

The determination as to whether a Change of Control or an agreement to effect a Change of Control has occurred shall be made by the Administrator and shall be conclusive and binding on all interested parties.

(g)           “Change of Control Date” means the first date on which a Change of Control occurs during the Change of Control Period; provided, however, if (i) a Change of Control occurs, (ii) Executive’s employment is terminated by the Bank other than for Cause or Executive terminates Executive’s employment with the Bank or the Executive incurs a Good Reason Event, in either case prior to the date on which the Change of Control occurs, and (iii) such termination of employment or such action triggering Executive’s right to assert a Good Reason Event was at the request or direction of a third party who has taken steps reasonably calculated to effect the Change of Control, “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment by the Bank without Cause or by Executive for Good Reason.

(h)           “Change of Control Period” means the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on a date one (1) year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof being hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least ninety (90) days prior to the Renewal Date, the Bank shall give notice to Executive that the Change of Control Period shall not be so extended, in which case, as of the Renewal Date, only one (1) year shall remain of the Change in Control Period.

(i)            “Date of Termination” means the date that Executive has a “separation from service” from the Bank within the meaning of Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(j)            “Disability” of Executive shall mean the inability of Executive to perform Executive’s duties hereunder, even with any reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the third party administrator or insurer of the Bank’s long-term disability plan or the Social Security Administration.

(k)            “Good Reason Event” means any of the following:

(i)              A material reduction in Executive’s base salary, unless such reduction is similar to a reduction in compensation of similarly situated employees of the Bank or Executive consents to such change;

(ii)             A material and sustained reduction in Executive’s authority, title, duties or responsibilities with the Bank, unless Executive consents to such change;

(iii)            Executive being required by the Bank to be based at any office or location that is more than fifty (50) miles from the location where Executive was principally employed immediately preceding the Change of Control Date by the Bank; and

(iv)           A material breach by the Bank or its successor or assign, of this Agreement.

Notwithstanding the foregoing, in order for Executive to trigger benefits under the Agreement for a Good Reason Event, the Executive must give the Bank a Notice of Good Reason Event within 90 days of the initial existence of the condition(s) specified by Executive that constitute a Good Reason Event and the Bank shall have 30 days from the date of such Notice of Good Reason Event in which to cure the condition giving rise to the Good Reason Event, if curable. If, during such 30-day period, the Bank cures the condition giving rise to the Good Reason Event, no benefits shall be triggered under Section 3.01 of this Agreement with respect to such occurrence. If, during such 30-day period, the Bank fails or refuses to cure the condition giving rise to a Good Reason Event, the Executive shall be entitled to benefits under Section 3.01 of this Agreement.

(l)            “Holding Company” means PSB Financial, Inc., an Maryland corporation and the parent bank holding company of the Bank.

(m)          “Notice of Good Reason Event” means a written notice which (i) indicates the Good Reason Event provision in this Agreement relied upon and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for asserting a Good Reason Event under the provision so indicated.

(n)           “Notice of Termination” means a written notice of termination which (i) indicates the termination provision in this Agreement relied upon and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(o)           “Post-COC Period” means the period commencing on the Change of Control Date and ending on the first anniversary of such date.

Article II.
TERMINATION OF EMPLOYMENT/GOOD REASON EVENT
DURING THE POST-COC PERIOD

2.01         Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If the Bank determines in good faith that the Disability of Executive has occurred, it may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Bank shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that within the thirty (30) days after such receipt Executive shall not have returned to full-time performance of Executive’s duties.

2.02         Termination By the Bank. The Bank may terminate Executive’s employment at any time for Cause or without Cause. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without a Notice of Termination.

2.03         Good Reason Event. Executive’s employment may be terminated at any time by Executive without regard to a Good Reason Event.

Article III.
OBLIGATIONS OF THE BANK UPON TERMINATION/GOOD REASON EVENT
DURING THE POST-COC PERIOD

3.01         Terminations Other Than for Cause or for a Good Reason Event. If, during the Post-COC Period, the Bank terminates Executive’s employment other than for Cause, death or the Disability of Executive, or if Executive incurs an uncured Good Reason Event:

(a)             The Bank shall pay to Executive cash in an amount equal to the aggregate of the following amounts, which payment shall be made in a lump sum on a date in the Bank’s sole discretion which is within sixty (60) days after Executive’s Date of Termination or uncured Good Reason Event, an amount equal to 2.99 times the Executive’s total W-2 and 1099 compensation from the Bank in the calendar year immediately prior to such uncured Good Reason Event or Date of Termination (the “COC Amount”).

(b)             Subject to Section 3.07 hereof, Executive shall receive all amounts or benefits to which Executive is entitled for the period prior to the Date of Termination or Good Reason Event under any plan, program, policy, practice, contract or agreement of the Bank (excluding amounts otherwise required to be paid under this Section 3.01, at the time such amounts or benefits are due, except as provided in Section 3.05 of this Agreement).

(c)             Notwithstanding anything herein contained to the contrary, the Bank’s obligation to pay the COC Amount is contingent upon Executive’s execution of a Waiver and Release of Claims, in such form satisfactory to the Bank, containing among other things, a general release of claims against the Bank and Holding Company, which must be executed by Executive (and any applicable revocation period must expire) in accordance with the terms of such Waiver and Release of Claims but in no event later than sixty (60) calendar days following Executive’s Date of Termination or Good Reason Event (the “Consideration Period”). If Executive does not return the executed Waiver and Release of Claims within the permitted Consideration Period, or if Executive revokes the Waiver and Release of Claims as set forth above, (A) Executive shall forfeit the COC Amount provided for in Section 3.01(a), and (B) the Bank shall not have any further obligation to pay such COC Amount to Executive. For clarification purposes, the payment of accrued benefits set forth in Section 3.01(c), if any, is not contingent on Executive’s execution of a Waiver and Release of Claims.

3.02         Termination for Cause; Termination Other than for a Good Reason Event. If Executive’s employment shall be terminated for Cause during the Post-COC Period or if Executive terminates employment during the Post-COC Period other than for a Good Reason Event, this Agreement shall terminate without further obligation of the Bank to Executive other than the obligation to timely pay or provide to the Executive (i) Executive’s base salary through the Date of Termination, and (ii) all amounts or benefits to which Executive is entitled for the period prior to the Date of Termination under any plan, program, policy, practice, contract or agreement of the Bank (excluding amounts otherwise required to be paid under this Section 3.02).

3.03         Termination as a Result of Death or Disability. In the event of the termination of Executive’s employment during the Post-COC Period as a result of the death or the Disability of Executive, Executive (or Executive’s heirs) shall be entitled to (i) Executive’s base salary through the Date of Termination and (ii) all amounts or benefits to which Executive is entitled for the period prior to the Date of Termination under any plan, program, policy, practice, contract or agreement of the Bank (excluding amounts otherwise required to be paid under this Section 3.03), as well as death or disability benefits, as the case may be, as then in effect at the Bank and applicable to Executive.

3.04         Termination Outside of the Post-COC Period. For the avoidance of doubt, if Executive’s employment is terminated, for any reason, prior to the Post-COC Period or following the Post-COC Period, Executive’s termination shall be governed by the terms of Executive’s Employment Agreement with the Bank, dated as of July 14, 2026.

3.05         Excise Tax Limitation.

(a)             Anything in this Agreement to the contrary notwithstanding, in the event that the receipt of all payments, distributions or benefits (including without limitation accelerated vesting of equity-based awards) in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code by virtue of Section 280G of the Code, an independent accounting or executive benefits consulting firm mutually selected by the Bank and Executive (the “Accounting Firm”), shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, Executive shall receive all Agreement Payments to which Executive is entitled under this Agreement. Any determination made by the Accounting Firm shall be binding on the Bank and Executive.

(b)             If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Bank shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 3.04 shall be made as soon as reasonably practicable and in no event later than fifty-five (55) days following the Date of Termination or Good Reason Event, as applicable, or such earlier date as requested by the Bank and Executive. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced, in the following order: (A) any Payments otherwise payable to the Executive that are exempt from Section 409A of the Code (“Section 409A”); and (B) any Payments otherwise payable to the Executive that are not exempt from Section 409A, on a pro rata basis or such other manner that complies with Section 409A. All fees and expenses of the Accounting Firm shall be borne solely by the Bank.

(c)             As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Bank to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which were not paid or distributed by the Bank to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Bank or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Bank, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Bank if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Bank to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)             For purposes hereof, the following terms have the meanings set forth below: (A) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 3.04 and (B) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Section 1 and Section 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, in Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

3.06         409A Compliance.

(a)             Notwithstanding any provision of this Agreement to the contrary, if on the Date of Termination the Executive is a “specified employee” as defined in Section 409A, then to the extent that any amount to which the Executive is entitled in connection with the termination of Executive’s employment is subject to Section 409A, payments of such amounts to which the Executive would otherwise be entitled during the six (6) month period following the Executive’s Date of Termination will be accumulated and paid in a lump sum on the first day of the seventh month after the month in which the Date of Termination occurs. This paragraph shall apply only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A.

(b)             Notwithstanding any other provisions of this Agreement to the contrary and to the extent applicable, it is intended that this Agreement be exempt from or otherwise comply with the requirements of Section 409A, and this Agreement shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A. However, neither Holding Company nor the Bank shall have any liability to Executive, Executive’s beneficiaries or otherwise if this Agreement or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to 409A of the Code, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A.

3.07         Regulatory Prohibition on Payment. Notwithstanding anything to the contrary contained in this Agreement, any payments to Executive by the Bank under this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359. The Bank covenant to Executive that it will use commercially reasonable efforts to obtain any regulatory agency approvals that may be required in order to make payments to Executive as provided herein.

3.08         Provision of Severance under Other Agreements. Notwithstanding anything herein contained to the contrary, if Executive is entitled to the COC Amount hereunder, and is also entitled to a severance payment from Holding Company or the Bank under any other agreement, plan or policy (“Other Severance Payment”), then Executive shall only receive the greater of (a) the COC Amount or (b) the Other Severance Payment.

Article IV.
GENERAL PROVISIONS

4.01         Successors.

(a)             This Agreement is personal to Executive and shall not be assignable by Executive without the prior written consent of the Bank other than by will or the laws of descent and distribution. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s heirs or representatives or, if there be no such designee, to Executive’s estate.

(b)             This Agreement shall inure to the benefit of and be binding upon the Bank and their respective successors and assigns, whether by contract or operation of law.

(c)             The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to require any successor to assume and agree to perform this Agreement is not a prerequisite to Section 4.01(b) applying to the parties hereto and their respective successor and assigns.

4.02         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto. This Agreement supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto.

4.03         Notices. All notices required or permitted under this Agreement must be given in writing, reference this Agreement and will be deemed delivered and given (a) upon personal delivery to the party to be notified; (b) three days after mailing by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; (c) one business day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery with verification of receipt; or (d) when sent by electronic mail transmission (such email notice to be effective on the date after such email is sent), with a confirmation sent by way of one of the above methods. All communications shall be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Bank: Chairman Pioneer State Bank 32 N. Washington Street P.O. Box 1103 Dillon, MT 59725	If to the Executive: Phillip K. Willet [personal information redacted]

4.04         Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

4.05         Withholding. The Bank may withhold from any amounts payable under this Agreement such Federal, state or local income or employment taxes as shall be required to be withheld pursuant to any applicable law or regulation.

4.06         Waiver. The failure by the Bank or Executive to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Bank may have hereunder, including, without limitation, the right of Executive to assert a Good Reason Event, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

4.07         Termination of Employment Prior to Change of Control Date. If prior to the Change of Control Date, Executive’s employment with the Bank terminates, then Executive shall have no further rights under this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, Executive and the Bank have executed this Agreement as of the date first above written.

BANK:

Pioneer State Bank

By:	/s/ Spencer Hegstad
Spencer Hegstad, Chairman of the Board

EXECUTIVE:

By:	/s/ Phillip K. Willett
Phillip K. Willett

Signature Page to Change of Control Agreement